Exhibit 11
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                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE



                                                                       Three Months Ended
                                                                            March 31,
                                                             ---------------------------------------
                                                                     2000                 1999
                                                             ------------------   ------------------
Net income                                                           $ 879,936            $ 751,579

Weighted average number of common shares outstanding                 3,859,029            4,066,089

Common stock equivalents due to dilutive effect
 of potential common shares                                                 --                   --

Total weighted average number of common shares
 and common share equivalents outstanding                            3,859,029            4,066,089

Basic earnings per common share                                         $ 0.23               $ 0.18

Diluted earnings per common share                                       $ 0.23               $ 0.18
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